UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): September 19, 2006

AMS HEALTH SCIENCES, INC.
(Exact name of registrant as specified in its charter)

OKLAHOMA	001-13343	73-1323256
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

711 NE 39th Street, Oklahoma City, OK 73105
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (405) 842-0131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

ITEM 1.01. Entry into a Material Definitive Agreement.

On September 19, 2006, AMS Health Sciences, Inc. (the “Company”) and Dennis P. Loney entered into an Employment Agreement (the “Agreement”), which provides, among other things, that Mr. Loney will serve as Vice President of Operations of the Company for an initial term of two years (the “Initial Term”), followed by two successive one-year terms unless either party elects not to renew the Agreement. Mr. Loney’s base salary is $106,000 per year for the first year of the Initial Term, $112,500 for the second year of the Initial Term and $125,000 for each year after the Initial Term. Additionally, he is eligible to receive certain performance-based incentive bonuses. The Company granted Mr. Loney options to purchase 150,000 shares of the Company’s common stock at an exercise price of $.63 per share, which was the closing price of the Company’s common stock on September 19, 2006. The options vest in five equal annual installments beginning September 19, 2007 and expire September 19, 2016. In the event the Company terminates Mr. Loney without cause, he will receive certain severance pay based upon his length of employment with the Company. A copy of the Agreement is attached hereto as Exhibit 10.11.

ITEM 9.01. Financial Statements and Exhibits

(c) Exhibits

10.11 Employment Agreement between AMS Health Sciences, Inc., and Dennis P. Loney

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AMS HEALTH SCIENCES, INC.

/S/ ROBIN L. JACOB
By: Robin L. Jacob
Date: September 25, 2006	Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.11	Dennis P. Loney employment agreement	Filed herewith